Exhibit 5

July 13, 2017

Ladies and Gentlemen:

I am Global General Counsel of Advanced Accelerator Applications S.A. (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about July 13, 2017, in connection with the registration under the Securities Act of 1933, as amended, of 175,000 Ordinary Shares of the Company, par value €0.10 (the “Shares”), issuable pursuant to the terms of the Advanced Accelerator Applications S.A. 2017 Warrant Plan (the “Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Edward Sturchio
Edward Sturchio
Global General Counsel

Advanced Accelerator Applications USA, Inc.
The Empire State Building – 350 Fifth Avenue, Suite 6902 – New York, New York 10118 – USA
www.adacap.com - Tel. +1 (212) 235-2380 – Fax +1 (212) 235-2381